EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces 2014 Capital Budget of $1 Billion
TULSA, OK - December 9, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced that its Board of Directors has approved a $1 billion capital budget for 2014, excluding acquisitions. Approximately 84% of the capital budget is focused on drilling and completion activities, approximately 13% for facilities and 3% for land, seismic and other capital. This development-focused capital program is expected to drive an approximate 30% annual growth in production volumes from the Company’s Permian Basin properties.
“We are now moving into full-scale development of our Permian-Garden City asset,” explained Randy A. Foutch, Laredo’s Chairman and Chief Executive Officer. “Laredo’s expected activities for 2014 represent the culmination of the process we put forward in 2012 to confirm a significant portion of our acreage for horizontal development from multiple zones and the optimal spacing, both vertically and horizontally, of the laterals. With the success of these programs, we are now beginning to implement our multi-zone development plan by building out several production corridors to support more efficient, multi-well pad development. Expected cost savings associated with this plan will serve us well as we begin the ramp-up of development drilling activities to accelerate the value recognition from our Permian-Garden City asset.”
The 2014 capital budget of $1 billion, which is expected to be funded from internally-generated cash flow and borrowings under the Company’s senior secured credit facility, is allocated as follows:

($ in millions)
Horizontal Drilling	$545
Vertical Drilling	240
Non-operated	55
Drilling and Completion	840

Facilities	130
Land and Seismic	20
Other	10

Total	$1,000

The Company’s drilling capital in 2014 will be concentrated on horizontal development of the Upper, Middle and Lower Wolfcamp and Cline shale zones, primarily with two, three and four-stacked laterals from multi-well pads. Additionally, the Company will continue delineation efforts across its approximate 142,000 net acres of Permian-Garden City leasehold by horizontally testing additional zones and acreage. Laredo expects to operate six to seven horizontal rigs during 2014 and anticipates drilling approximately 70-75 gross horizontal wells, 85% of which will be development wells. The Company also expects to operate five vertical rigs to drill approximately 120-125 gross wells for development and data gathering purposes as well as meeting lease maintenance obligations.
To maximize efficiency, rigs drilling development wells will operate in concentrated geographic areas where the Company has started building out production corridors to maximize the cost savings from common facilities. The Company's facilities capital expenditures in 2014 are expected to focus on building out the core infrastructure that will enable the Company’s transition to full-scale hydrocarbon manufacturing. Laredo is building multiple production corridors that will support development drilling for hundreds of wells and are expected to benefit the future cost structure of the Company.
Total annual production for 2014 is expected to range from 12.2 million to 12.7 million barrels of oil equivalent (“BOE”), or approximately 33,400 to 34,800 BOE per day, on a two-stream basis. Production is expected to be comprised of approximately 58% oil and 42% high (>1,300) British thermal unit (“Btu”) natural gas.
The Company actively monitors commodity prices and service costs and may make adjustments to the capital budget and guidance as conditions warrant. Laredo has underpinned a portion of cash flow by hedging production with commodity derivative instruments, which currently cover approximately 45% of projected oil production and 30% of projected natural gas production for 2014 with weighted-average floor prices of $87.35 per barrel of oil and $3.00 per MMBtu of natural gas.
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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